EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

     dated as of

April 5, 2004

among

BARRA, INC.

MORGAN STANLEY

and

MORGAN STANLEY RISK HOLDINGS, INC.

TABLE OF CONTENTS1

		PAGE

	ARTICLE 1
	DEFINITIONS
Section 1.01.	Definitions	2
Section 1.02.	Other Definitional and Interpretative Provisions	6

	ARTICLE 2
	THE MERGER

Section 2.01.	The Merger	7
Section 2.02.	Consummation	7
Section 2.03.	Conversion of Shares	8
Section 2.04.	Surrender and Payment	8
Section 2.05.	Company Option Plans; Employee Stock Purchase Plan;
	Surrender of Company Common Stock by Executive Officers and Directors	10
Section 2.06.	Dissenters’ Rights	11
Section 2.07.	Adjustments	11
Section 2.08.	Withholding Rights	11
Section 2.09.	Lost Certificates	11

	ARTICLE 3
	THE SURVIVING CORPORATION

Section 3.01.	Merger Subsidiary	12
Section 3.02.	Certificate of Incorporation	12
Section 3.03.	Bylaws	12
Section 3.04.	Directors and Officers	12

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.	Corporate Existence and Power	12
Section 4.02.	Corporate Authorization	13
Section 4.03.	Governmental Authorization	13
Section 4.04.	Non-contravention	13
Section 4.05.	Capitalization	14
Section 4.06.	Subsidiaries	14
Section 4.07.	SEC Filings	15

1 The Table of Contents is not a part of this Agreement.

i

ii

	ARTICLE 8
	COVENANTS OF PARENT AND THE COMPANY

Section 8.01.	Reasonable Best Efforts	37
Section 8.02.	Certain Filings	37
Section 8.03.	Public Announcements	38
Section 8.04.	Further Assurances	38
Section 8.05.	Notices of Certain Events	38

	ARTICLE 9
	CONDITIONS TO THE MERGER

Section 9.01.	Conditions to Obligations of Each Party	39
Section 9.02.	Conditions to the Obligations of Parent and Merger
	Subsidiary	39
Section 9.03.	Conditions to the Obligations of the Company	40

	ARTICLE 10
	TERMINATION

Section 10.01.	Termination	40
Section 10.02.	Effect of Termination	42

	ARTICLE 11
	MISCELLANEOUS

Section 11.01.	Notices	42
Section 11.02.	Survival of Representations and Warranties	44
Section 11.03.	Amendments and Waivers	44
Section 11.04.	Expenses	44
Section 11.05.	Binding Effect; Benefit; Third Party Beneficiaries;
	Assignment	45
Section 11.06.	Governing Law	46
Section 11.07.	Jurisdiction	46
Section 11.08.	WAIVER OF JURY TRIAL	46
Section 11.09.	Counterparts; Effectiveness	46
Section 11.10.	Entire Agreement	46
Section 11.11.	Severability	47
Section 11.12.	Specific Performance	47

Schedules and Exhibits

Exhibit A – Additional Material Contracts
Exhibit B – Company RPHC Certification

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of April 5, 2004 among Barra, Inc., a Delaware corporation (the “Company”), Morgan Stanley, a Delaware corporation (“Parent”), and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined below) and deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth herein;

     WHEREAS, as a condition, and an inducement, to Parent and Merger Subsidiary entering into this Agreement, Parent has required that, immediately prior to the execution and delivery of this Agreement, Parent, Merger Subsidiary and each of Dr. Andrew Rudd and Mr. Kamal Duggirala, each a significant stockholder of the Company (together, the “Significant Stockholders”), enter into (i) a Voting and Support Agreement (the “Voting Agreement”) pursuant to which each such Significant Stockholder has agreed to vote its shares of Company Common Stock to approve and adopt this Agreement, the Merger and all agreements related to the Merger and any actions related thereto and (ii) a Non-Competition and Non-Solicitation Agreement effective as of the Effective Time pursuant to which each such Significant Stockholder has agreed not to, among other things, during certain time periods specified therein, seek or accept employment with a Named Competitor (as defined in such agreement) or recruit or solicit any existing and certain former employees of the Company, in each case, pursuant to the terms and conditions of such agreements; and

     WHEREAS, prior to the execution and delivery of the Voting Agreement and this Agreement, the Board of Directors of the Company has duly amended the Preferred Stock Rights Agreement, dated as of August 15, 2001, between the Company and Mellon Investor Services LLC, as amended (the “Rights Agreement”) to provide that (i) the entry into by Parent, Merger Subsidiary and the Company of this Agreement, (ii) the entry into by Parent, Merger Subsidiary and each of the Significant Stockholders of the Voting Agreement and (iii) the acquisition of Company Common Stock by Parent or Merger Subsidiary pursuant to the Merger will not constitute a Triggering Event, a Distribution Date or a Shares Acquisition Date pursuant to the Rights Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Agreement” means this Agreement and Plan of Merger, together with the Company Disclosure Schedule.

     “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.

      “Code” means the Internal Revenue Code of 1986.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2003 and the footnotes thereto set forth in the Company 10-K.

      “Company Balance Sheet Date” means March 31, 2003.

     “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

     “Company Intellectual Property Rights” means all Intellectual Property Rights owned or exclusively licensed by the Company and/or its Subsidiaries.

     “Company ESPP” means the Company 1996 Employee Stock Purchase Plan.

     “Company Option Plans” means the Company Stock Option Plan, the 2000 Equity Participation Plan and the Company Directors Option Plan.

     “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

     “Company Products” means all proprietary computer software owned or exclusively licensed by the Company or its Subsidiaries and material to the conduct of their businesses, taken as a whole, as they are currently conducted.

     “Company Stock Option” means each option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (other than the Company ESPP).

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003, filed with the SEC on June 26, 2003.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Dissenting Shareholders” means shareholders exercising appraisal rights pursuant to Section 262 of the Delaware Law.

     “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety (as affected by the environment or natural resources), the environment, pollutants, contaminants, wastes or chemicals or to any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

      “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” with respect to the Company means any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Intellectual Property Rights” means all trademarks, trade names, service marks, patents, copyrights, domain names, trade secrets and all applications and registrations of such worldwide, technology (including but not limited to computer software programs, applications, algorithms, models or databases), know-how and tangible or intangible proprietary information or materials.

     “International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any entities controlled by the Company, (iii) covers any employee or former employee of the Company or any of its Subsidiaries and (iv) with respect to which the Company has any actual or contingent liability.

     “knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from:

     (i) changes in circumstances or conditions generally affecting the industry in which such Person operates;

     (ii) changes in general economic or business conditions or in financial markets in the United States or in the markets in which such Person operates;

     (iii) any change in the market price or trading volume of such Person’s stock after the date of this Agreement, provided that the exception in this clause

      (iii) shall not prevent an assertion that any underlying cause of such reduction independently has contributed to a Material Adverse Effect;

     (iv) this Agreement or the transactions contemplated hereby or the announcement hereof, provided that the exception in this clause (iv) shall not apply to the representations contained in Sections 4.04 and 5.04; or

     (v) any willful action by Parent or Merger Sub designed to harm the business or operations of the Company and its Subsidiaries, taken as a whole.

     “MSCI” means Morgan Stanley Capital International Inc., a Delaware corporation.

      “1933 Act” means the Securities Act of 1933.

      “1934 Act” means the Securities Exchange Act of 1934.

     “officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

      “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Rights” has the meaning given to such term in the Rights Agreement.

      “SEC” means the Securities and Exchange Commission.

     “Subsidiary” means, with respect to any Person, any entity of which (i) if a corporation, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other ownership interests thereof are at the time directly or indirectly owned by such Person.

     “Third Party” means any Person, other than Parent or any of its Affiliates.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Certificates	2.04
Company	Recitals
Company Disclosure Schedule	Article 4
Company Material Contract	4.15
Company Proxy Statement	4.09
Company Representative	6.04
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Effective Time	2.01
Employee Plans	4.21
End Date	10.01
Engagement Letter	4.17
Exchange Agent	2.04
GAAP	4.08
Indemnified Person	7.02
Internal Controls	4.10
Merger	2.01
Merger Consideration	2.03
Merger Subsidiary	Recitals
Multiemployer Plan	4.21
Necessary Intellectual Property Rights	4.20
New Exercise Date	2.05
Parent	Recitals
Payment Event	11.04
Registered Intellectual Property Rights	4.20
Rights Agreement	Recitals
Sarbanes-Oxley Act	4.10
Significant Stockholders	Recitals
Superior Proposal	6.04
Superior Proposal Agreement	10.01
Surviving Corporation	2.01
Tax	4.19
Tax Return	4.19
Taxing Authority	4.19
Transaction Agreements	11.10
United States Bank	2.04
Voting Agreement	Recitals

     Section 1.02. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several. The words “hereof”, “herein” and

“hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 9, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.02. Consummation. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.01, the consummation of the Merger shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree in writing.

      Section 2.03. Conversion of Shares. At the Effective Time:

     (a) each share of Company Common Stock (i) held by the Company as treasury stock or (ii) owned by Parent or any Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall be cancelled, and no payment shall be made with respect thereto; provided that any shares of Company Common Stock (A) held by Parent or any of its Subsidiaries in connection with any market making or proprietary trading activity or for the account of clients, customers or other Persons, (B) as to which Parent or any of its Subsidiaries is or may be required to act as a fiduciary or in a similar capacity or (C) the cancellation of which would violate any legal duties or obligations of Parent or any of its Subsidiaries, in each case, shall not be cancelled but, instead, shall be treated as set forth in Section 2.03(c) below;

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become a fraction of a share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted such that the Surviving Corporation will have 1,000 shares, par value $1.00 per share, outstanding after the Effective Time and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

     (c) except as otherwise provided in this Section 2.03 or as provided in Section 2.05 with respect to shares of Company Common Stock as to which appraisal rights have been exercised, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from Parent an amount equal to $41.00 (the “Merger Consideration”).

     Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent, reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”). Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this Article 2 and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Parent or as Parent directs. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Common Stock represented by each such Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     Section 2.05. Company Option Plans; Employee Stock Purchase Plan; Surrender of Company Common Stock by Executive Officers and Directors. (a) Prior to the Effective Time, the Company’s Board of Directors shall accelerate the time at which each Company Stock Option may be exercised in full such that those options may be exercised in full during the period beginning ten Business Days before the Effective Time and ending at the Effective Time. At the Effective Time, each outstanding Company Stock Option shall be cancelled and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Stock Option cancelled an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time. Immediately prior to the Effective Time, all outstanding shares of restricted Company Common Stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

     (b) Prior to the Effective Time, the Company Board of Directors shall (i) pursuant to Section 9 of the Company ESPP, shorten the Exercise Periods (as defined in the Company ESPP) then in progress by setting a new Exercise Date (as defined in the Company ESPP) that is prior to the Effective Time (the “New Exercise Date”) and notifying all participants in the Company ESPP of such New Exercise Date at least ten Business Days prior to the New Exercise Date, and each participant’s option under the Company ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Option Period (as defined in the Company ESPP), and any Option Periods then in progress shall end on the New Exercise Date, and (ii) take all steps necessary to terminate the Company ESPP at the Effective Time.

     (c) Prior to the Effective Time, the Company and Parent shall adopt such resolutions that are necessary to give effect to the transactions contemplated by this Section 2.05.

     (d) The Board of Directors of the Company shall adopt such resolutions necessary to provide that the surrender of Company Common Stock and

Company Stock Options by each executive officer and director of the Company shall be an exempt transaction pursuant to Rule 16b-3 under the 1934 Act.

     Section 2.06. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock, as provided in Section 262 of the Delaware Law, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.06, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.03.

     Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Merger Subsidiary. At its election, Parent may substitute any of its direct or indirect wholly-owned Delaware subsidiaries of Parent for Merger Subsidiary as a constituent corporation in the Merger. In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     Section 3.02. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

     Section 3.03. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

     Section 3.04. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which sets forth disclosures by reference to specific Sections of this Agreement, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held on April 5, 2004, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby and (iv) unanimously resolved (subject to Section 6.04(b)) to recommend approval and adoption of this Agreement by its stockholders.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the laws, rules and regulations analogous to the HSR Act existing in certain foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the actions contemplated by this Agreement.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on March 31, 2004, there were outstanding 18,996,153 shares of Company Common Stock, no shares of Company Preferred Stock and Company Stock Options to purchase an aggregate of 3,605,935 shares of Company Common Stock (of which options to purchase an aggregate of 1,960,291 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company.

     (b) Except as set forth in this Section 4.05 and for changes since March 31, 2004 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights (other than the Rights and other than pursuant to the Company ESPP) to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation, limited liability company or similar corporate entity duly incorporated, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company Disclosure Schedule.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended March 31, 2003, 2002 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

     Section 4.10. Securities Laws Matters. (a) The Company and each of its officers are in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the 1934 Act (in each case, as currently in effect, the “Sarbanes-Oxley Act”) and (ii) the applicable qualification requirements and corporate governance rules and regulations promulgated by the National Association of Securities Dealers. The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company’s Board of Directors or any committee thereof pursuant to the certification requirements of Rule 13a-14 under the 1934 Act. Since the date such provisions became applicable to the Company and its Subsidiaries, all auditing services and non-audit services provided to the Company and each of its Subsidiaries have been approved by the audit committee to the Company’s Board of Directors in compliance with Section 10A(h) or Section 10A(i) of the 1934 Act, and no registered public accounting firm or any associate thereof that performs any audit for the Company or any of its Subsidiaries has provided to the Company or any of its Affiliates any service prohibited by Section 10A(g) of the 1934 Act. Except as permitted by the 1934 Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has, directly or indirectly, made, entered into, arranged, renewed, modified (in any material way) or forgiven any personal loans to any executive officer or director of the Company.

     (b) The management of the Company has, in accordance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

     Section 4.11. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than (i) quarterly cash dividends on the shares of Company Common Stock not in excess of $0.125 per share per quarter and having customary record and payment dates and (ii) the special cash dividend of $1.00 per share declared in November 2003 and paid prior to the date hereof), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries, or advances and/or reimbursement of travel expenses to directors, officers and employees, in each case, in the ordinary course of business consistent with past practices;

     (g) any cancellation of any inbound licenses, inbound sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any written notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (i) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets, but excluding transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right or any termination, notification of termination or material breach of or under any customer contract, in each case, material to the Company and its Subsidiaries taken as a whole;

     (j) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of an approximately concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (k) except for any employment agreements explicitly required by this Agreement and except as expressly contemplated by Sections 2.05 or 6.06 of this Agreement, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries (other than grants in the ordinary course of business pursuant to the terms of existing plans, policies, agreements or arrangements, including the Company’s severance policy guidelines previously made available to Parent, with respect to any non-officer employee whose annual base salary does not exceed $150,000), (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries (except for compensation, bonuses or other benefits paid in the ordinary course of business consistent with past practices);

     (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, or any reductions in workforce; or

     (m) any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

     Section 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and

     (c) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing or, to the knowledge of the Company, otherwise been threatened, to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.14. Litigation. There is no action, suit, investigation or proceeding (or, to the knowledge of the Company, any basis therefor) pending, or, to the knowledge of the Company, threatened, (i) against or affecting the Company, any of its Subsidiaries, or any Employee Plan, (ii) against or affecting any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties or (iii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, in the case of clauses (i) and (ii) only, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.15. Company Material Contracts. Each contract listed on Exhibit A hereto, each contract requiring aggregate annual payments to be made to or by the Company in excess of $200,000 and each other “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the 1933 Act), in each case, to which the Company or one of its Subsidiaries is a party (each such contract, a “Company Material Contract”) is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of any Company Material Contract, except for any defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.16. Non-compete and Other Restrictions. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement or arrangement that (i) expressly limits or otherwise restricts the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in each case in any geographic area or during any period of time, or (ii) would materially restrict, after the Effective Time, the conduct of the Company’s and its Subsidiaries’ business, taken as a whole, as currently conducted.

     Section 4.17. Finders’ Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent (the “Engagement Letter”), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Engagement Letter has not been amended, and will not be amended, without the prior consent of Parent.

     Section 4.18. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair to the Company’s stockholders (except for Parent and its Subsidiaries to the extent of any shares of Company Common Stock held by them in connection with any market making or proprietary trading activity, as to which such financial advisor has expressed no opinion) from a financial point of view.

     Section 4.19. Taxes. (a) All Tax Returns of the Company or any of its Subsidiaries required to be filed on or before the date hereof (taking into account any applicable extensions) have been filed when due in accordance with all applicable laws, and all such Tax Returns are true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or where such Taxes are being challenged in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) The section of the Company Disclosure Schedule relating to Section 4.19(f) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

     (g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, by contact or otherwise.

     (h) Neither the Company nor any of its Subsidiaries are bound by any Tax sharing agreements or similar arrangements (including indemnity arrangements relating to Taxes).

     (i) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.20. Intellectual Property. (a) The Company and its Subsidiaries own or are licensed sufficient rights to practice all Intellectual Property Rights material to the conduct of the business of the Company and its Subsidiaries as currently conducted, or material to the exploitation of the Company or its Subsidiaries’ material projects in development (“Necessary Intellectual Property Rights”). Except as provided in the written agreements associated with the Necessary Intellectual Property Rights that have been made accessible to Parent prior during the period from March 5, 2004 to April 5, 2004 in the data rooms established at the San Francisco and Menlo Park offices of Latham & Watkins LLP or otherwise delivered to Parent or its counsel during such period of time, there exist no material restrictions on the disclosure, use or transfer of the Necessary Intellectual Property Rights. Except for non-renewal of agreements and other circumstances beyond the reasonable control of the Company arising solely because of the announcement of the transactions contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not materially alter, encumber, impair or extinguish any Necessary Intellectual Property Rights.

     (b) The section in the Company Disclosure Schedule relating to this Section 4.20(b) contains a true and complete list of all U.S. and foreign registrations and applications for registrations currently in effect with respect to the Company Intellectual Property Rights (“Registered Intellectual Property

Rights”). Except for issued patents or pending patent applications filed by the Company for those Registered Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company and its Subsidiaries have taken actions commensurate with industry standards to maintain and protect the Registered Intellectual Property Rights. For issued patents and pending patent applications filed by the Company, the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered Intellectual Property Rights, including payment of applicable fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information.

     (c) None of the Company and its Subsidiaries has received from any third party, in the last three years, any written notice of an assertion of infringement, pending claim, order or proceeding with respect to any Intellectual Property Rights of such third party allegedly used in the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, none of the Company and its Subsidiaries has infringed or misappropriated any Intellectual Property Right of any Third Party.

     (d) The Company has not received any written notice that any of the Company Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or is the subject of any legal disputes, threatened or pending, challenging the validity or enforceability of such Company Intellectual Property Rights.

     (e) The Company and its Subsidiaries hold all right, title and interest in and to all Company Intellectual Property Rights owned by the Company free and clear of any Lien. To the Company’s knowledge, the Company’s exclusive rights to the Company Intellectual Property Rights licensed to the Company have not been breached by a third party. All assignments of Registered Intellectual Property Rights have been duly recorded with the appropriate governmental authority (where required).

     (f) No parties, other than the Company and its Subsidiaries, possess any current or contingent rights, on an exclusive basis, to (i) license, (ii) sell, or (iii) otherwise distribute products or services utilizing the Company Intellectual Property Rights.

     (g) The Company and its Subsidiaries have taken reasonable and customary steps to protect their respective rights in their own confidential information and trade secrets. The Company and its Subsidiaries have taken reasonable and customary steps to protect confidential information provided to them by any other person which is expressly protected by a written non-disclosure agreement or similar written document. The Company’s employees, consultants and contractors performing development work on Company Products are required to execute a written agreement assigning to the Company rights in and to works of authorship and inventions made by such employees, consultants and contractor on the Company Products during the course of their engagement by the Company.

     (h) No parties other than the Company or any of its Subsidiaries, possess any current or contingent right to any source code that is part of the Company Products. To the knowledge of the Company or its Vice President of Software Engineering, the Company Products do not contain any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following (or their successors at the Effective Time) open licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) or the Apache License).

     (i) To the Company’s knowledge, as of the Effective Time, the Company Products do not contain (and the Company has taken commercially reasonable steps to protect the Company Products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”), other than those disabling devices embedded by Company or any of its Subsidiaries as a remedy for customer non-payment or other breach by a customer.

     Section 4.21. Employee Benefit Plans. (a) The section of the Company Disclosure Schedule that relates to this Section 4.21(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health, medical or long-term care benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, adoption assistance, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries who resides in the United States (with respect to such employee’s relationship as an employee or former employee of the Company or an ERISA Affiliate) and with respect to which the Company or any of its Subsidiaries has any actual or contingent liability subject to the laws of the United States. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including all schedules applicable thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D or 5000 of the Code.

     (e) Except as expressly contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation including, without limitation, any retirement bonus, job security or similar benefit obligation or tax gross-up obligation with respect to any such payment, pursuant to, any Employee Plan or International Plan. Except as expressly contemplated by this Agreement, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired,

former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2003.

     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (i) All contributions and payments accrued under each Employee Plan and International Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof, except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan or International Plan before any court or arbitrator or any state, federal or local governmental body, agency or official inside or outside the jurisdiction of the United States.

     (k) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of March 31, 2004 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

     Section 4.22. Environmental Matters. (a) Except as set forth in the Company SEC Documents prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

     (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

     (c) For purposes of this Section 4.22, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 4.23. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or the Voting Agreement or any of the transactions contemplated hereby and thereby.

     (b) The Company has taken all action necessary to (i) render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Voting Agreement and the transactions contemplated hereby and thereby and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates is an Acquiring Person (as defined in the Rights Agreement) and (B) none of a Triggering Event, Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement and the Voting Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement or the Voting Agreement.

     Section 4.24. ERISA Status. Neither the Company nor any of its Subsidiaries is a “fiduciary” (as defined in ERISA Section 3(21)) or another type of “party in interest” (as defined in ERISA Section 3(14)) with respect to any “benefit plan” (as defined in ERISA Section 3(3)) (other than a plan listed in the section in the Company Disclosure Schedule relating to Section 4.21), nor a fiduciary or related party with respect to any federal, state or local governmental plan under federal or local law provisions similar to those contained in ERISA.

     Section 4.25. Investment Advisers Act. Neither the Company nor any of its Subsidiaries conducts directly or indirectly the activities of an investment adviser, as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the laws, rules and regulations analogous to the HSR Act existing in certain foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.05. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.06. Litigation. There is no action, suit, investigation or proceeding (or, to the knowledge of Parent, any basis therefor) pending, or, to the knowledge of Parent, threatened that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

     Section 5.07. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 5.08. Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Merger Consideration and related fees and expenses.

ARTICLE 6
COVENANTS OF THE COMPANY

      The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees (except as agreed by Parent in writing). Without limiting the generality of the foregoing (except as agreed by Parent in writing), from the date hereof until the Effective Time:

     (a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws or, except as contemplated herein, its Rights Agreement;

     (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company;

     (c) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

     (d) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

     (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

     (f) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.02. Stockholder Meeting; Proxy Material. Promptly after the Company Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, and shall use its reasonable best efforts to cause the Company Stockholder Meeting to be held as soon as reasonably practicable thereafter, for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.04(b), use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law (including but not limited to applicable antitrust laws) and the Confidentiality Agreement dated as of February

17, 2004, as amended, between the Company and MSCI (the “Confidentiality Agreement”), the Company shall (i) give to Parent and MSCI and their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Parent and MSCI and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and MSCI in their investigation. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. From the date hereof until the Effective Time and subject to applicable law (including but not limited to applicable antitrust laws), the Company shall use its reasonable best efforts to arrange meetings between representatives of Parent and key customers and vendors of the Company with respect to the proposed Merger and its effect on the business of the Company and its Subsidiaries.

     Section 6.04. No Solicitation; Other Offers. (a) From and after the date of this Agreement, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has notified the Board of Directors of the Company or any officer of the Company or any of the Company’s advisors (each such Person and the Board of Directors of the Company, a “Company Representative”) that it is, or to the knowledge of the Company is, seeking to make, or has made, an Acquisition Proposal, in each such case, in connection with such Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) amend or grant any waiver or release or approve any transactions or redeem Rights under the Rights Agreement (except as contemplated herein with respect to the Merger) or (v) enter into any agreement with respect to an Acquisition Proposal.

     (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders: (A) (i) subject to the Company’s compliance with Section 6.04(a)(i), enter into or participate in any discussions or negotiations with any Third Party that has made an Acquisition Proposal that the Board of Directors of the Company determines in good faith by a majority vote constitutes or is reasonably expected to result in a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by such Third Party, in each case in a manner no more favorable to such Third Party than the cooperation or assistance given to Parent or the efforts to facilitate or encourage any effort by Parent, (iii) following receipt of a Superior Proposal, determine not to make or withdraw or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company of nationally recognized reputation, that failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; or (B) grant any waiver or release to any Third Party under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries if the Board of Directors of the Company first determines in good faith by a majority vote that such Third Party intends to make a Superior Proposal, provided that such waiver or release relates only to the standstill provisions of such agreement. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by any Company Representative of any Acquisition Proposal, any notification to any Company Representative that a Third Party is considering making an Acquisition Proposal or of any request received by any Company Representative for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified any Company Representative that it is, or to the knowledge of the Company is, considering making, an Acquisition Proposal. The Company shall provide such notice in writing in accordance with Section 11.01 and shall identify the Third Party making any such Acquisition Proposal, notification or request, and the material terms and conditions of any such Acquisition Proposal or notification. The Company shall keep Parent fully informed, on a prompt basis, of any material change in the status or details of any such Acquisition Proposal or notification. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information (to the extent required by such confidentiality agreements with such Third Party), unless the Company has previously received a certification from any such Third Party that such confidential information has been returned or destroyed.

     “Superior Proposal” means any Acquisition Proposal (which was not solicited by the Company in violation of Section 6.04(a)(i)) for a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to all of the Company’s stockholders from a financial point of view than as provided hereunder and for which financing, to the extent required, is then fully committed or that the Board of Directors of the Company reasonably determines will be available, provided that any such Acquisition Proposal shall not be conditioned on obtaining financing.

     Section 6.05. Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any material annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any material extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

     (b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 6.06. 401(k) Plan. Prior to the Effective Time, the Company shall take all actions necessary to provide that immediately prior to the Effective Time, the Company shall make a final matching contribution with respect to participant deferrals since the date of the Company’s most recent matching contribution under the Company 401(k) Plan.

ARTICLE 7
COVENANTS OF PARENT

      Parent agrees that:

     Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and such other Persons listed in the section of the Company Disclosure Schedule relating to this Section 7.02(a) with whom the Company has entered into an indemnification agreement, in each case, as of the date of this Agreement (each such Person, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) Prior to the Effective Time, Parent agrees that the Company shall exercise its option to purchase, at a cost not to exceed $4,000,000.00, a prepaid officers’ and directors’ liability insurance policy covering a six-year period following the Effective Time in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person, which option is currently available under the Company’s existing officers’ and directors’ liability insurance policy. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

     (d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and Parent shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Company for six years after the Effective Time in any manner that would adversely affect the rights of the Indemnified Persons to indemnification as they exist thereunder as of the date of this Agreement. The rights in this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02.

     Section 7.03. Benefit Plans. Following the Effective Time, Parent shall cause service performed by current employees for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting (but not for purposes of pension benefit accrual), and for purposes of determining severance (to the extent applicable), vacation and other paid time off entitlements (to the extent applicable), under the benefit plans of Parent and its Subsidiaries in which employees of the Company participate to the extent such service was credited by the Company and its Subsidiaries under similar benefit plans; provided, however, that Parent or its Subsidiaries may provide that such employees continue to participate in any Employee Plan or International Plan following the Effective Time until such practicable date as they commence participation in an applicable benefit plan of Parent or any of its Subsidiaries. Company employees who, as of the Effective Time, are eligible for sabbaticals under the Company’s paid sabbatical leave policy shall be eligible to take paid sabbatical leaves of absence, to the extent earned as of the Effective Time, under such policy or a substantially identical sabbatical or leave of absence policy of Parent after the Effective Time pursuant to the terms of such policy. When employees of the Company become eligible to participate in a medical, dental or health plan of Parent, to the extent permissible under the applicable benefit plan, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) make any other required antitrust filings.

     Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company

Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

     Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any material notice or other material communication from any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency body or instrumentality in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.13, 4.14, 4.15, 4.19, 4.20, 4.21, 4.22 or 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

     (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and the parties shall have obtained any other required antitrust approvals.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and, in each case, except for breaches with respect to all representations and warranties that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (it being agreed that, for purposes of this Section 9.02(a)(ii), the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, references to “material,” “Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom) and (iii) Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect;

     (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii)

seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, which, in the case of clause (ii) only, have had or could reasonably be expected to have a Material Adverse Effect on the Company; and

     (c) the Company shall have delivered a certification in the form attached as Exhibit B hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and, in each case, except for breaches with respect to all representations and warranties that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (it being agreed that, for purposes of this Section 9.03(ii), the representations and warranties of Parent contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, references to “material,” “Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom) and (iii) the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before October 15, 2004 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) (A) there shall be any United States law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable; or

     (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company’s stockholders at the Company Stockholder Meeting (or any adjournment thereof);

      (c) by Parent, if:

     (i) at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company shall have (A) determined not to make or withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger or (B) approved, recommended or endorsed any Acquisition Proposal;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (iii) the Company shall have willfully and materially breached its obligations under Section 6.02 or Section 6.04; or

      (d) by the Company, if:

     (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (ii) at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company determines by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a “Superior Proposal Agreement”); provided that the Company (A) has not willfully and materially breached its obligations under Section 6.04 and (B) shall have paid any amounts due pursuant to Section 11.04(b); and provided further that, in the case of any such termination by the Company, (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, and (B) Parent does not make, within three Business Days of receipt of such written notification, a binding offer that the Board of Directors of the Company determines in good faith by a majority vote is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal. The Company agrees to notify Parent promptly if its intention to enter into the Superior Proposal Agreement referred to in its notification shall change at any time after giving such notification.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, subject to the limitations set forth in Section 11.04(e). The provisions of this Section 10.02 and Sections 11.04, 11.05, 11.06, 11.07, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent or Merger Subsidiary, to:

Morgan Stanley
1221 Avenue of the Americas
5th Floor
New York, New York 10020
Attention: Martin Cohen
Facsimile No.: (212) 762-7292

      with a copy to:

Morgan Stanley Capital International Inc.
750 Seventh Avenue
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 762-3381

      and a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John A. Bick
Facsimile No.: (212) 450-3350

      if to the Company, to:

Barra, Inc.
2100 Milvia Street
Berkeley, California 94704
Attention: General Counsel
Facsimile No.: (510) 548-5374

      with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 1900
San Francisco, California 94111
Attention: John M. Newell
Facsimile No.: (415) 395-8095

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.02, 7.03, 8.04 and 11.05 through 11.10.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Common Stock.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $26,533,000.00 less any expenses actually reimbursed by the Company to Parent pursuant to this Section 11.04.

      “Payment Event” means:

(i)	the termination of this Agreement pursuant to Sections 10.01(c)(i), 10.01(c)(iii) or 10.01(d)(ii); or

(ii)	(A) the termination of this Agreement pursuant to Section 10.01(b)(i) (where the Merger has not been consummated on or prior to the End Date for any reason other than the fact that any of the conditions contained in Section 9.01(b), Section 9.01(c) or Section 9.02(b) have not been satisfied as of such date), Section 10.01(b)(iii) or Section 10.01(c)(ii) (where the breach or failure leading to a termination pursuant to such Section 10.01(c)(ii) is willful), (B) prior to any such termination (or, in the case of a termination pursuant to Section 10.01(b)(iii), prior to the Company

Stockholder Meeting), an Acquisition Proposal has been publicly announced and not withdrawn and (C) within 12 months of the termination of this Agreement the Company enters into a definitive agreement with respect to any Acquisition Proposal.

     (c) Upon any termination of this Agreement pursuant to Sections 10.01(b)(i) (where (x) the Merger has not been consummated on or prior to the End Date for any reason other than the fact that any of the conditions contained in Section 9.01(b), Section 9.01(c) or Section 9.02(b) have not been satisfied as of such date and (y) prior to any such termination an Acquisition Proposal has been publicly announced and not withdrawn), 10.01(b)(iii), 10.01(c)(i), 10.01(c)(ii), 10.01(c)(iii) or 10.01(d)(ii), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions; provided, however, that the Company shall not be obligated to reimburse Parent for any expenses pursuant to this Agreement (including clauses (c) and (d) of this Section 11.04) in excess of $2,500,000.00 in the aggregate.

     (d) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     (e) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event of a Payment Event (other than a Payment Event resulting from a willful and material breach by the Company of its obligations under Section 6.04), the fee paid by the Company to Parent pursuant to Section 11.04(b) shall be Parent and Merger Subsidiary’s sole and exclusive remedy for monetary damages under this Agreement.

     Section 11.05. Binding Effect; Benefit; Third Party Beneficiaries; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10. Entire Agreement. This Agreement, the Confidentiality Agreement and the Voting Agreement (the “Transaction Agreements”) constitute the entire agreement between the parties with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Agreements.

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARRA, INC.

By:	/s/ Kamal Duggirala

	Name:	Kamal Duggirala
	Title:	Chief Executive Officer

MORGAN STANLEY

By:	/s/ Henry Fernandez

	Name:	Henry Fernandez
	Title:	Managing Director

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ Henry Fernandez

	Name:	Henry Fernandez
	Title:	President